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                                                                    Exhibit 10.7


                               Strategic Alliance

This Strategic Alliance is made and effective 3rd of November 1999, by and between UTEK Corporation ("UTEK"), offices located at 202 South Wheeler Street, Plant City, Florida 33566 and Fraunhofer Institute for Interfacial Engineering and Biotechnology 1GB ("Fraunhofer"), located at Nobelstrasse 12, DE-70569 Stuttgart, Germany. Now, therefore, both parties agree as follows:

1. Fraunhofer seeks to develop an off-balance sheet vehicle to bring its intellectual property and technology to the marketplace Fraunhofer's goal is to generate on-going royalties to enhance the Institute's research capabilities and reward faculty whose patents are licensed, in addition to developing sponsored research activities.

2. UTEK has the mission to build a bridge between university-based technology and publicly quoted companies that can rapidly bring new products to the marketplace.

3. UTEK will review Fraunhofer specified existing technologies and new disclosures to gauge their potential for successful commercialization. In the U.S., if a specific technology seems promising to UTEK (and Frau nhofer agreed), Fraunhofer or the inventor will apply for a patent (if it does not already have one), with Fraunhofer as the assignee. UTEK will receive a 12-month exclusive, royalty-free license option for the technology for some or all fields of use. UTEK would then use its best efforts to find a corporate licensee or otherwise commercialize the technology at terms acceptable to Frau nhofer. If UTEK finds a Fraunhofer acceptable licensee, royalties for the technology will be paid directly by the licensee to Fraunhofer. If UTEK is unable to find a Fraunhofer acceptable licensee or corporate partner for the technology by the end of this 12-month period, then all option rights to the technology will revert back to Fraunhofer, unless both parties agree to extend. The defined Exclusive Option Agreement is contained in Exhibit A. When Fraunhofer desires to have UTEK merchandise a specific technology and UTEK agrees, both parties will execute a copy of the Exclusive Option Agreement with the appropriate technology, field-of-use and term descriptions.

4. The term of this strategic alliance is for a period of five years, commencing on the date above.

5. Either party may terminate this Agreement at any time with sixty days written notice.

6. Not only during the term of this Agreement, but also for the future, neither party strictly shall disclose to anyone any confidential information obtained from the other party. "Confidential Information" for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, Marketing plans patent applications, disclosures and new concepts.

Confidential information shall not include any information that:
A.       Is disclosed without restriction.
B.       Becomes publicly available through no act of the recipient.
C.       Is rightfully received by either party from a third party.
D.       Is disseminated in publications.


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If UTEK customers need to review Fraunhofer confidential information to determine their interest in licensing a specific property, UTEK will have the customer execute a Fraunhofer approved confidentiality and non-disclosure agreement. A copy of this signed agreement will be provided to Fraunhofer.


7. This Strategic Alliance shall be construed and interpreted and the rights of the parties hereto shall be determined in accordance with the laws of the State of Florida. In the event that any part, term or provision of this Agreement shall be held to be illegal, void or in conflict with any law of a federal, state or local government entity having jurisdiction over this agreement, the validity of the remaining portions or provisions hereof shall not be affected or rendered invalid thereby.

      The parties will try to settle any dispute in connection with this Strategic Alliance on an amicable basis. If negotiations between UTEK and FRAUNHOFER fail, all disputes will be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce
      (ICC) by the arbitrators appointed in accordance with the said rules. The place of arbitration is Zurich, Switzerland.

8. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

9. Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

UTEK Corporation
202 South Wheeler Street, Plant City, Florida 33566

Fraunhofer Institute for Interfacial Engineering and Biotechnology 1GB Nobelstrasse 12
DE-70569 Stuttgart, Germany

10. Any and all costs and expenses incurred by either party arising out of the collaboration anticipated by this Agreement shall be borne by that party. A deviation of this Agreement can be agreed upon in a separate Amendment. FRAUNHOFER will not be involved in any liabilities to pay caused by deeds or acts of UTEK and vice versa. Commissions acquired by UTEK from a third party or other sources of income will be unaffected by that matter.

11. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.


IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.



Fraunhofer Institute for Interfacial              UTEK Corporation
Engineering and Biotechnology IGB


-----------------------------               -----------------------------
By: Prof. Dr. Herwig Brunner                       By. Carl Nisser